PRESS RELEASE

www.biotapharma.com

FOR IMMEDIATE RELEASE

BIOTA PHARMACEUTICALS REPORTS THIRD QUARTER 2014

FINANCIAL RESULTS AND RECENT CORPORATE DEVELOPMENTS

- Conference call today at 4:30 p.m. ET -

ATLANTA, GA – May 6, 2014 — Biota Pharmaceuticals, Inc. (NASDAQ:BOTA, the “Company”) today announced its financial results for the three month and nine month periods ended March 31, 2014, and provided an update on recent corporate developments.

“We are pleased with the significant improvement in our operating results for the quarter and year to-date, which reflect our continuing efforts to reduce and align our overhead costs, an increased level of clinical trial and manufacturing activities associated with the development of laninamivir octanoate under the BARDA contract and an increase in royalty revenue from both Inavir® and Relenza® during the periods,” stated Russell H. Plumb, President and CEO of Biota Pharmaceuticals, Inc. “As announced last week, we are complying with the Stop-Work Order we received from ASPR/BARDA pertaining to a number of activities under the BARDA contract, and continue to await an official response from that office regarding its pending decision from a recent inter-agency in-process review of this contract.”

Financial Results for the Three Month Period Ended March 31, 2014

The Company reported net income of $3.2 million for the three month period ended March 31, 2014, as compared to net income of $0.2 million in the same period of 2013. The $3.0 million increase in net income in 2014 was primarily the result of a $17.0 million increase in revenue related to higher revenue from both services and royalties, as well as lower research and development expense, general and administrative expense and foreign currency loss of $0.4 million, $0.9 million, and $0.1 million respectively, offset in part by a $15.2 million increase in the cost of revenue and lower interest income of $0.2 million. Basic and diluted net income per share were $0.09 for the three month period ended March 31, 2014, as compared to a basic and diluted net income per share of $0.01 in the same period of 2013.

Revenue increased to $29.5 million for the three months ended March 31, 2014 from $12.5 million in the same quarter of 2013, primarily as a result of a $16.6 million increase in service revenue related to the ongoing clinical trials of and product development and manufacturing activities related to advancing laninamivir octanoate under our BARDA contract, as well as an increase in net royalty revenues and milestones of $0.4 million.

Cost of revenue increased to $19.3 million in the three month period ended March 31, 2014 from $4.1 million in the same period in 2013 due to an increase in direct, third-party clinical and product development expenses associated with the ongoing clinical trials of and product development and manufacturing activities related to advancing laninamivir octanoate under the BARDA contract.

Research and development expense decreased to $4.1 million for the three months ended March 31, 2014 from $4.5 million in the same period of 2013. The decrease was the result of a $0.4 million decrease in salaries, benefits and share-based compensation expenses resulting from reductions in the Company’s workforce that occurred in April and November of 2013.

General and administrative expense decreased to $2.5 million for the three months ended March 31, 2014 from $3.4 million in the same period of 2013, primarily due to a decrease in salaries, benefits and share-based compensation expenses resulting from reductions in the Company’s workforce that occurred in April and November of 2013 and other expenses as a result of a smaller administrative structure.

Biota Pharmaceuticals, Inc.   ☐ 2500 Northwinds Parkway, Suite 100 ☐ Alpharetta, GA 30009 ☐ Tel: (678) 221-3343

Recent Corporate Developments

Laninamivir Octanoate/BARDA - On April 29, 2014, the Company announced that it had been notified by the U.S. Department of Health and Human Services (HHS) office of the Assistant Secretary for Preparedness and Response (ASPR) and Biomedical Advanced Research and Development Authority (BARDA) that pending a decision regarding the outcome of a recent In-Process Review (IPR) of the Company’s contract for the development of laninamivir octanoate, ASPR/BARDA has issued a Stop-Work Order notifying the Company to discontinue work on a number of activities under this contract. In the interim, the Company indicated it intends to comply with the order and is focusing its efforts on critical path activities not covered by the order, namely completing the conduct of and finalizing the data from its Phase 2 IGLOO trial. The Company also reported that it anticipates top-line data from the IGLOO trial will be available in the third quarter of 2014.

On April 30, 2014, the Company announced that an interim update had been provided from HHS and BARDA with respect to the Stop-Work Order and the pending IPR decision, with BARDA indicating that a Stop-Work Order was not a contract termination, and due to fact that the project was at a natural pause following the end of the influenza season for the Northern Hemisphere, HHS/BARDA was considering the best next step for the Biota project and the overall influenza antiviral drug development program before going forward with clinical studies in the Southern Hemisphere and manufacturing optimization and validation.

Public Offering – In January 2014, the Company reported that it had priced a public offering of 5,813,900 shares of the Company’s common stock at a purchase price of $4.30 per share. Later in January, the Company further reported that the underwriter had exercised its option to purchase 872,085 additional shares at the public offering price to cover over-allotments. The net proceeds to the Company from the sale of the shares, including the overallotment, after underwriting discounts and commissions and other offering expenses, were approximately $26.8 million. The Company intends to use the net proceeds from the offering for working capital and general corporate purposes

About Biota

Biota Pharmaceuticals, Inc. is a biopharmaceutical company focused on the discovery and development of products to prevent and treat serious and potentially life-threatening infectious diseases. The Company currently has two Phase 2 clinical-stage product candidates: laninamivir octanoate, which the Company is developing for the treatment of influenza A and B infections in the United States through a contract with BARDA that is intended to provide up to $231 million in financial support to complete its clinical development and file a New Drug Application (NDA); and vapendavir, a potent, oral broad spectrum capsid inhibitor of enteroviruses, including human rhinovirus. In addition to these clinical-stage development programs, the Company has preclinical programs focused on developing treatments for respiratory syncytial virus. For additional information about the Company, please visit www.biotapharma.com.

Conference Call and Webcast Information

Russell H. Plumb, President and Chief Executive Officer of Biota Pharmaceuticals Inc., and other members of management will review the Company’s third quarter operating results and financial position, as well as provide a general update on the Company via a webcast and conference call today at 4:30 p.m. EDT. To access the conference call, dial (877) 312 5422 (domestic) or (253) 237 1122 (international). A live audio webcast of the call and the archived webcast will be available in the Investors section of the Biota website at http://www.biotapharma.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve known and unknown risks and uncertainties concerning the Company’s business, operations and financial performance. Any statements that are not of historical facts may be deemed to be forward-looking statements, including statements related to the anticipated time in which ASPR/BARDA may render a decision from the IPR, the time in which top-line results of the Phase 2 IGLOO trial may be available, the Company’s continued efforts to reduce and align its overhead costs, the Company’s intention to comply with the Stop-Work Order and the intended use of net proceeds from the public offering. Various important factors could cause actual results, performance, events or achievements to materially differ from those expressed or implied by forward-looking statements, including: the Company, BARDA, the FDA or a similar regulatory body in another country, a data safety monitoring board, or an institutional review board, delaying, limiting, suspending or terminating the clinical development of laninamivir octanoate at any time for a lack of safety, tolerability, anti-viral activity, commercial viability, regulatory or manufacturing issues, or any other reason whatsoever; BARDA terminating, suspending or significantly amending the Company’s existing contract to support the development of laninamivir octanoate; the Company’s ability to secure, manage and retain qualified third-party clinical research, preclinical research, data management and contract manufacturing organizations which it relies on to assist in the design, development and implementation of the clinical development of laninamivir octanoate, and other cautionary statements contained elsewhere in this press release and in the Company’s Annual Report on Form 10-K for the year ended June 30, 2013, as filed with the U.S. Securities and Exchange Commission, or SEC, on September 27, 2013 and its Form 10-Q’s as filed with the SEC on November 12, 2013 and February 10, 2014.

Biota Pharmaceuticals, Inc.   ☐ 2500 Northwinds Parkway, Suite 100 ☐ Alpharetta, GA 30009 ☐ Tel: (678) 221-3343

There may be events in the future that the Company is unable to predict, or over which it has no control, and the Company’s business, financial condition, results of operations and prospects may change in the future. The Company may not update these forward-looking statements more frequently than quarterly unless it has an obligation under U.S. Federal securities laws to do so.

Biota is a registered trademark of Biota Pharmaceuticals, Inc. Relenza® is a registered trademark of GlaxoSmithKline plc and Inavir® is a registered trademark of Daiichi Sankyo Company, Ltd.

Contacts:

Russell H. Plumb

Chief Executive Officer

(678) 221-3351

r.plumb@biotapharma.com

Lee M. Stern

The Trout Group

(646) 378-2922

lstern@troutgroup.com

Biota Pharmaceuticals, Inc.   ☐ 2500 Northwinds Parkway, Suite 100 ☐ Alpharetta, GA 30009 ☐ Tel: (678) 221-3343

BIOTA PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

 (in millions, except per share amounts)

	March 31, 2014	June 30, 2013
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$80.1	$66.8
Accounts receivable	36.5	11.0
Prepaid and other current assets	0.9	2.2
Total current assets	117.5	80.0
Non-current assets:
Property and equipment, net	2.8	3.7
Intangible assets, net	0.2	0.6
Total non-current assets	3.0	4.3
Total assets	$120.5	$84.3

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7.3	$4.4
Accrued expenses	16.1	8.4
Accrued severance obligations	0.9	3.0
Deferred revenue	-	0.3
Total current liabilities	24.3	16.1
Non-current liabilities:
Other liabilities, net of current portion	0.2	0.2
Total liabilities	24.5	16.3
Stockholders’ equity:
Common stock, $0.10 par value; 200,000,000 shares authorized 35,095,161 shares issued and 28,352,326 shares outstanding at March 31, 2014 and June 30, 2013, respectively	3.5	2.8
Additional paid-in capital	146.2	118.7
Accumulated other comprehensive income	25.9	25.3
Accumulated deficit	(79.6)	(78.8)
Total stockholders’ equity	96.0	68.0
Total liabilities and stockholders’ equity	$120.5	$84.3

-more-

Biota Pharmaceuticals, Inc.   ☐ 2500 Northwinds Parkway, Suite 100 ☐ Alpharetta, GA 30009 ☐ Tel: (678) 221-3343

BIOTA PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share amounts)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2014	2013	2014	2013
Revenue:
Royalty revenue and milestones	$8.1	$7.7	$14.1	$9.6
Revenue from services	21.4	4.8	46.1	14.5
Other	-	-	0.1	0.2
Total revenue	29.5	12.5	60.3	24.3

Operating expense:
Cost of revenue	19.3	4.1	41.4	12.7
Research and development	4.1	4.5	11.3	13.6
General and administrative	2.5	3.4	8.0	13.7
Foreign exchange (gain) loss	0.4	0.5	0.6	(0.1)
Total operating expense	26.3	12.5	61.3	40.0
(Loss) income from operations	3.2	(0.0)	(1.0)	(15.7)

Non-operating income:
Gain recorded on merger	-	-	-	7.6
Research and development credit	-	-	-	4.4
Interest income	-	0.2	0.1	1.2
Total non-operating income	-	0.2	0.1	13.2

(Loss) income before tax	3.2	0.2	(0.9)	(2.5)
Income tax benefit (expense)	-	-	0.1	0.1
Net (loss) income	$3.2	$0.2	$(0.8)	$(2.4)

Basic (loss) income per share	$0.09	$0.01	$(0.03)	$(0.09)
Diluted (loss) income per share	$0.09	$0.01	$(0.03)	$(0.09)

Basic weighted-average shares outstanding	33,890,470	28,162,295	30,127,156	28,145,541
Diluted weighted-average shares outstanding	34,260,715	28,182,697	30,127,156	28,145,541

Biota Pharmaceuticals, Inc.   ☐ 2500 Northwinds Parkway, Suite 100 ☐ Alpharetta, GA 30009 ☐ Tel: (678) 221-3343